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                                                                Exhibit 23.3


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Brooke Group Ltd.

We consent to the incorporation by reference of our report dated March 9, 1995 in the registration statements on Form S-3 (No. 33-38869 and No. 33-63119) of Brooke Group Ltd., relating to the consolidated balance sheet of MAI Systems Corporation as of December 31, 1994, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the years ended December 31, 1994 and 1993, and related schedule, which report appears in the December 31, 1995 annual report on Form 10-K of Brooke Group Ltd.



KPMG Peat Marwick LLP


Orange County, California
February 10, 1997






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